Exhibit 99.1

November 3, 2022

IDACORP, Inc. Announces Third Quarter 2022 Results, Increases 2022 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported third quarter 2022 net income attributable to IDACORP of $106.4 million, or $2.10 per diluted share, compared with $97.9 million, or $1.93 per diluted share, in the third quarter of 2021. For the first nine months of 2022, IDACORP reported net income attributable to
IDACORP of $216.9 million, or $4.28 per diluted share, compared with $212.8 million, or $4.20 per diluted share, in the first nine months of 2021.

“Sustained customer growth, an increase in retail sales from hotter weather, and a mid-year approval for the acceleration of the Jim Bridger coal plant retirement, along with higher transmission wheeling revenues, all contributed to the quarter's results," said IDACORP President and Chief Executive Officer Lisa Grow. "Cost pressures primarily from labor-related inflation, as well as higher wholesale power and natural gas price impacts, offset some of those benefits compared with last year.

"With our strong financial results so far this year, we are once again increasing our earnings guidance range," Grow added. "We are optimistic that IDACORP will achieve its 15th straight year of growth in earnings per share."

IDACORP is increasing its previously reported full-year 2022 earnings guidance to the range of $5.05 to $5.15 per diluted share, and is also reaffirming that IDACORP does not expect Idaho Power to use any of the additional tax credits available under its Idaho earnings support regulatory mechanism in 2022. The earnings guidance assumes normal weather conditions over the balance of the year.

Performance Summary

A summary of financial highlights for the periods ended September 30, 2022 and 2021 is as follows (in thousands, except per-share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net income attributable to IDACORP, Inc.	$106,380	$97,897	$216,928	$212,752
Weighted average outstanding shares – diluted	50,722	50,681	50,689	50,621
IDACORP, Inc. earnings per diluted share	$2.10	$1.93	$4.28	$4.20

The table below provides a reconciliation of net income attributable to IDACORP for the three and nine months ended September 30, 2022, from the same periods in 2021 (items are in millions and are before related income tax impact unless otherwise noted).

	Three months ended		Nine months ended
Net income attributable to IDACORP, Inc. - September 30, 2021		$97.9		$212.8
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment (PCA) mechanisms	3.6		9.4
Usage per retail customer, net of associated power supply costs and PCA mechanisms	12.6		(3.1)
Idaho fixed cost adjustment (FCA) revenues	(5.1)		(4.7)
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and PCA mechanisms	10.6		15.9
Transmission wheeling-related revenues	1.2		6.1
Other operations and maintenance (O&M) expenses	(12.9)		(31.5)
Depreciation expense	(1.8)		5.8
Other changes in operating revenues and expenses, net	(4.7)		(5.3)
Increase (decrease) in Idaho Power operating income	3.5		(7.4)
Non-operating expense, net	2.2		7.3
Income tax expense	0.6		1.9
Total increase in Idaho Power net income		6.3		1.8
Other IDACORP changes (net of tax)		2.2		2.3
Net income attributable to IDACORP, Inc. - September 30, 2022		$106.4		$216.9

Net Income - Third Quarter 2022

IDACORP's net income increased $8.5 million for the third quarter of 2022 compared with the third quarter of 2021, due primarily to higher net income at Idaho Power. At Idaho Power, customer growth increased operating income by $3.6 million in the third quarter of 2022 compared with the third quarter of 2021, as the number of Idaho Power customers grew by over 15,100, or 2.5 percent, during the twelve months ended September 30, 2022. Higher sales volumes on a per-customer basis in all customer classes increased operating income by $12.6 million. Warmer and drier weather in the third quarter of 2022, when compared with the third quarter of 2021, caused customers to use more energy on a per-customer basis for air conditioning and irrigation pumping. The revenue impact of the increase in sales volumes per customer was partially offset by the FCA mechanism (applicable to residential and small commercial customers), which decreased revenues in the third quarter of 2022 by $5.1 million compared with the third quarter of 2021.

The net increase in retail revenues per MWh, net of associated power supply costs and PCA mechanisms, increased operating income by $10.6 million during the third quarter of 2022 compared with the third quarter of 2021. The net increase was partially due to changes in Idaho Power’s customer sales mix, which includes separate rate tariffs based on customer class. To a greater extent, the increase was due to the June 1, 2022 rate increase for Idaho Power’s Idaho retail customers related to the Bridger Order. Idaho Power plans to cease participation in all coal-related operations at the Jim Bridger plant by 2028 (Bridger Order). Idaho Power expects the Bridger Order to increase operating revenues, net depreciation expense, and income tax expense in future periods and estimates the impacts of the Bridger Order will increase net income by approximately $10 million in 2023. Idaho Power expects the ongoing annual benefit to net income thereafter from the Bridger Order to decline each year through 2030, primarily due to the annual decline in Jim Bridger plant coal-related rate base, which Idaho Power expects to be fully depreciated by December 31, 2030.

Transmission wheeling-related revenues increased $1.2 million during the third quarter of 2022 compared with the third quarter of 2021 as Idaho Power's open access transmission tariff (OATT) rates were approximately 4 percent higher.

Other O&M expenses increased $12.9 million in the third quarter of 2022 compared with the third quarter of 2021 due mostly to inflationary pressures on labor-related costs, professional services, vehicle fuel, and supplies, and to a lesser extent, the timing of performance-based variable compensation accruals.

Depreciation expense increased $1.8 million due primarily to an increase in utility plant in service and the impacts of the Bridger Order, which authorized Idaho Power in its Idaho jurisdiction to accelerate depreciation on, earn a return on, and recover through 2030 the net book value of coal-related assets at Idaho Power's jointly-owned Jim Bridger plant as of December 31, 2020, plus forecasted plant investments.

Other changes in operating revenues and expenses, net, decreased operating income by $4.7 million in the third quarter of 2022 compared with the third quarter 2021, due to the increase in net power supply expenses that were not deferred for future recovery in rates through Idaho Power's power cost adjustment mechanisms. Higher wholesale energy market prices in the western United States and higher energy usage by Idaho Power customers, combined with below-average generation from Idaho Power's hydroelectric facilities, increased Idaho Power's net power supply expenses in the third quarter of 2022.

Net non-operating expense decreased $2.2 million in the third quarter of 2022 compared with the third quarter of 2021. Allowance for funds used during construction (AFUDC) increased as the average construction work in progress balance was higher throughout the third quarter of 2022 compared with the third quarter of 2021.

At IDACORP, a $1.8 million increase in net income for the third quarter of 2022 compared with the third quarter of 2021 was primarily due to changes in tax basis adjustments between the periods at IDACORP Financial Services, Inc. (IFS).

Net Income - Year-To-Date 2022

IDACORP's net income increased $4.1 million for the first nine months of 2022 compared with the first nine months of 2021, due primarily to higher net income at Idaho Power and IFS. At Idaho Power, customer growth increased operating income by $9.4 million. Usage per retail customer decreased operating income by $3.1 million in the first nine months of 2022 compared with the same period of 2021. Lower sales volumes on a per-customer basis for irrigation customers more than offset higher sales volumes on a per customer basis in the other customer classes. Warmer and drier weather in Idaho Power's service area during the third quarter of 2022 compared with the third quarter of 2021 led customers to use more energy per customer for air conditioning and irrigation pumping, but for irrigation customers this higher usage per customer in the third quarter only partially offset the lower usage per irrigation customer in the second quarter. The positive revenue impact of the increase in sales volumes per residential and small commercial customer was partially offset by the FCA mechanism, which decreased revenues in the first nine months of 2022 by $4.7 million compared with the first nine months of 2021.

The net increase in retail revenues per MWh, net of associated power supply costs and PCA mechanisms, increased operating income by $15.9 million during the first nine months of 2022 compared with the first nine months of 2021 due primarily to the June 1, 2022 rate increase for Idaho Power’s Idaho retail customers related to the Bridger Order. Also, changes in Idaho Power's customer sales mix, which includes separate rate tariffs based on customer class, contributed to the increase in retail revenues per MWh.

Transmission wheeling-related revenues increased $6.1 million during the first nine months of 2022 compared with the first nine months of 2021. Warmer weather in the southwest United States and milder weather in the Pacific Northwest during the second quarter of 2022 compared with the second quarter of 2021 led to a price spread between energy market hubs. This price spread increased wheeling activity across Idaho Power's transmission system for wheeling customers to access these markets in the first nine months of 2022 compared with the first nine months of 2021. Also, Idaho Power's OATT rates were approximately 4 percent higher in the first nine months of 2022 compared with the first nine months of 2021. In addition, two new long-term wheeling agreements executed in April 2021 contributed to increased wheeling volumes during the first four months of 2022 compared with the same period in 2021.

Other O&M expenses increased $31.5 million in the first nine months of 2022 compared with the first nine months of 2021, due partially to maintenance activities at the Jim Bridger coal plant, Langley Gulch natural gas plant, and American Falls hydropower project. Most of those maintenance activities are performed as scheduled maintenance, but not annually. Also, inflationary pressures on labor-related costs, professional services, vehicle fuel, and supplies and, to a lesser extent, the timing of performance-based variable compensation accruals contributed to the increase in other O&M expenses in the first nine months of 2022 compared with the first nine months of 2021.

Depreciation expense decreased $5.8 million, due primarily to the impact of the Bridger Order, which authorized Idaho Power to accelerate the depreciation on and recover through 2030 the net book value of coal-related assets at Idaho Power's jointly-owned Jim Bridger plant as of December 31, 2020, plus forecasted plant investments. The Bridger Order resulted in Idaho Power recording the deferral of certain depreciation expense in the second quarter of 2022.

Other changes in operating revenues and expenses, net, decreased operating income by $5.3 million in the first nine months of 2022 compared with the same period of 2021, due to the increase in net power supply expenses that were not deferred for future recovery in rates through Idaho Power' s power cost adjustment mechanisms. Higher wholesale energy market prices in the western United States and higher energy usage by Idaho Power customers, combined with below-average generation from Idaho Power's hydroelectric facilities, increased Idaho Power's net power supply expenses in the first nine months of 2022.

Non-operating expense, net, decreased $7.3 million in the first nine months of 2022 compared with the first nine months of 2021. AFUDC increased as the average construction work in progress balance was higher throughout the first nine months of 2022 compared with the same period of 2021. Also, interest income increased due to higher market interest rates, and investment income increased related to life insurance claims in the rabbi trust for Idaho Power's nonqualified defined benefit pension plans, in the first nine months of 2022 compared with the same period of 2021.

Idaho Power's income tax expense for the first nine months of 2022 decreased by $1.9 million compared with the same period of 2021, primarily due to plant-related income tax return adjustments.

At IDACORP, a $2.2 million increase in net income for the first nine months of 2022 compared with the first nine months of 2021 was primarily due to changes in tax basis adjustments between the periods at IFS.

2022 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is increasing its earnings guidance estimate for 2022. The 2022 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	Current(1)	Previous(2)
IDACORP Earnings Guidance (per share)	$ 5.05 – $ 5.15	$ 4.95 – $ 5.05
Idaho Power Additional Accumulated Deferred Investment Tax Credits	No change	None
Idaho Power O&M Expense	$ 375 – $ 385	$ 365 – $ 375
Idaho Power Capital Expenditures, Excluding AFUDC	No change	$ 500 – $ 520
Idaho Power Hydropower Generation (MWh)	5.3 – 5.6	5.0 – 6.0
(1) As of November 3, 2022.
(2) As of August 4, 2022, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.
More detailed financial and operational information is provided in IDACORP’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission, which is also available for review on IDACORP’s website at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on IDACORP's website (www.idacorpinc.com), or by calling (855) 761-5600 for listen-only mode. The passcode for the call is 3990987. The conference call logistics are also posted on IDACORP's website and will be included in IDACORP's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/default.aspx. A replay of the conference call will be available on the company's website for 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile service area in Idaho and Oregon. Idaho Power’s goal to provide 100% clean energy by 2045 builds on its long history as a clean-energy leader that provides reliable service at affordable prices. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power’s residential, business, and agricultural customers pay among the nation's lowest prices for electricity. It’s 2,000 employees proudly serve more than 610,000 customers with a culture of safety first, integrity always, and respect for all. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations, such as statements regarding projected or future financial performance, cash flows, capital expenditures, dividends, capital structure or ratios, strategic goals, challenges, objectives, and plans for future operations. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "may," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties that may differ materially from actual results, performance, or outcomes. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in this press release, IDACORP's and Idaho Power's Annual Report on Form 10-K for the year ended December 31, 2021, particularly Part I, Item 1A - "Risk Factors" and Part II, Item 7 - "Management’s Discussion and Analysis of Financial Condition and Results of Operations" of that report, subsequent reports filed by IDACORP and Idaho Power with the U.S. Securities and Exchange Commission (SEC), and the following important factors: (a) decisions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investment; (b) changes to or the elimination of Idaho Power's regulatory cost recovery mechanisms; (c) impacts of economic conditions, including an inflationary or recessionary environment and increasing interest rates, on items such as, but not limited to, operations and capital investments, supply costs and delivery delays, supply scarcity and shortages, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers and their ability to meet financial and operational commitments, and collection of receivables; (d) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, and the associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery of those changes through customer rates; (e) abnormal or severe weather conditions (including conditions and events associated with climate change), wildfires, droughts, earthquakes, and other natural phenomena and natural disasters, which affect customer sales, hydropower generation levels, repair costs, service interruptions, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of self-generation, energy storage, energy efficiency, alternative energy sources, and other technologies that may reduce Idaho Power's sale or delivery of electric power or introduce operational or cyber-security vulnerabilities to the power grid; (g) expense and risks associated with capital expenditures for, and the permitting and construction of, utility infrastructure that Idaho Power may be unable to complete or that may not be deemed prudent by regulators for cost recovery or a return on investment; (h) power demand exceeding supply, resulting in increased costs for purchasing energy and capacity in the market, if available, or acquiring or constructing additional generation resources, transmission, and battery storage facilities; (i) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities; (j) Idaho Power's ability to acquire fuel, power, electrical equipment, and transmission capacity on reasonable terms and prices, particularly in the event of unanticipated or abnormally high resource demands, price volatility, lack of physical availability, transportation constraints, outages due to maintenance or repairs to generation or transmission facilities, disruptions in the supply chain, or credit quality or a lack of credit of counterparties and suppliers; (k) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission systems, which can result in liability for Idaho Power, increase power supply costs and repair expenses, and reduce revenues; (l) accidents, electrical contacts, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, infrastructure failures, general system damage or dysfunction, and other unplanned events that may occur while operating and maintaining assets, which can cause unplanned outages; reduce generating output, damage company assets, operations, or reputation; subject Idaho Power to third-party claims for property damage, personal injury, or loss of life; or result in the imposition of fines and penalties for which Idaho Power may have inadequate insurance coverage; (m) acts or threats of terrorist incidents, acts of war, social unrest, cyber or physical security attacks, and other malicious acts of individuals or groups seeking to disrupt Idaho Power's operations or the electric power grid or compromise data, or the disruption or damage to the companies’ business, operations, or reputation resulting from such events; (n) increased purchased power costs and operational and reliability challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (o) ongoing impacts of COVID-19 and its variants, and government mandates related to COVID-19 vaccines, masking, and testing, on the global and regional economy and on Idaho Power’s employees, customers, contractors, and suppliers, including on loads and revenues, uncollectible accounts, transmission revenues, supply chain availability, attrition of skilled workers, and other aspects of the economy and the companies’ business; (p) Idaho Power's concentration in one industry and one region, and the resulting exposure to regional economic conditions and regional legislation and regulation; (q) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the cost and ability to attract and retain skilled workers and third-party contractors, the cost of living and the related impact on recruiting employees, and the ability to adjust to fluctuations in labor costs; (r) failure to comply with state and federal laws, regulations, and orders, including interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance and remediation; (s) changes in tax laws or related regulations or interpretations of applicable laws by federal, state, or local taxing jurisdictions, and the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends; (t) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, climate change, natural resources, and threatened and endangered species, and the ability to recover associated increased costs through rates; (u) inability to timely obtain and the cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (v) failure to comply with mandatory reliability and cyber and physical security requirements, which may result in penalties, reputational harm, and operational changes; (w) ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (x) ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk for fuel, power, and transmission, and the failure of any such risk management and hedging strategies to work as intended; (y) changes in actuarial assumptions, changes in interest rates, increasing health care costs, and the actual and projected return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies' cash flows; (z) assumptions underlying the coal mine reclamation obligations at Bridger Coal Company and related funding and bonding requirements, and the remediation costs associated with planned exits from participation in Idaho Power's co-owned coal plants; (aa) ability to continue to pay dividends and achieve target dividend payout ratios based on financial performance, and in light of credit rating considerations, contractual covenants and restrictions, and regulatory limitations; and (bb) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new SEC or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations & Treasury	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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